Exhibit 15.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM






Board of Directors
Radica Games Limited


We consent to the incorporation by reference in Registration Statement Nos. 33-86960, 333-07000, 333-59737, 333-61260 and 333-122248 on Form S-8, and
Registration Statement Nos. 333-07526 and 333-79005 on Form F-3 of Radica Games Limited of our report dated February 25, 2005, except for footnote 16, which is as of March 17, 2005, with respect to the consolidated balance sheets of Radica Games Limited and its subsidiaries as of December 31, 2004, and 2003 and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 20-F of Radica Games Limited.


/s/ KPMG

KPMG

HONG KONG
March 24, 2005